EXHIBIT 99.1

                      Press Release Dated December 6, 2004



Asante Names Raj Matthew as Chief Financial Officer
Monday December 6, 12:00 pm ET

Industry Veteran to Help Company Grow

SAN JOSE,  Calif.--(BUSINESS  WIRE)--Dec.  6,  2004--Asante  Technologies,  Inc.
(OTC:ASNT - News), a leading provider of networking solutions for the small-medium business (SMB) market, today announced that Raj Matthew has joined the company as chief financial officer. Mr. Matthew, a veteran of the networking and emerging technologies industries, brings almost 20 years of management experience to Asante. He will report to Jeff Lin, Asante's Chairman and CEO.

Mr. Matthew will lead a team of seasoned financial and human resources professionals. Previously, he served as chief financial officer at BuildPoint Corporation and at PeopleWeb Communications, where he was also chief operating officer. Mr. Matthew has held senior management positions of increasing responsibility at Conner-Seagate, PriceWaterhouseCoopers, BankAmerica, and Pacific Telesis Group.

"Raj's extensive financial experience in networking and software market spaces makes him a great asset to the company," said Lin. "His strong track record in reducing risk and optimizing financial performance will help Asante improve its bottom line and increase shareholder value." About Asante

Asante Technologies, Inc. is a leading provider of networking solutions for the small-medium business (SMB) market. Asante designs, markets, and sells a full line of networking solutions that provides its customers with high-performance, reliable, and value-based solutions. The company's FriendlyNET(R) and IntraCore(R) product families offer companies a full breadth of products -- from the edge to the core of their networks. For additional information, visit www.asante.com or call 800-662-9686.

Asante,   FriendlyNET,   and  IntraCore  are  registered  trademarks  of  Asante
Technologies, Inc. All other names may be trademarks or registered trademarks of their respective owners.

____________________
Contact:
     Asante Technologies, Inc.
     Karen Richardson, 408-435-8388 ext. 351
     krichard@asante.com